United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 1, 2011

Integrated Healthcare Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-23511	87-0573331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 N. Tustin Avenue, Santa Ana, California 92705
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (714) 953-3503

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01              ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 1, 2011, Integrated Healthcare Holdings, Inc. (the “Company” or “IHHI”) entered into software and services agreements with McKesson Technologies Inc. (“McKesson”) to upgrade the information technology systems of IHHI and its four operating subsidiaries, which own and operate Western Medical Center Santa Ana, Western Medical Center Anaheim, Coastal Communities Hospital and Chapman Medical Center.

Under the agreements, McKesson will provide IHHI and its subsidiaries with a variety of services, including new software implementation and education/training services for IHHI’s personnel, software maintenance services and professional services related to movement and migration of data from legacy systems.  McKesson will also furnish to IHHI and maintain new hardware to accommodate the upgraded software and systems.  The new hardware will include computers, and servers, among other things, and will include installation, testing and ongoing maintenance.  The Company has entered into the arrangement to enhance its clinical information systems and upgrade its billing and revenue management information systems.

The agreements will initially run for a period of five years, and the recurring services may be renewed by the Company for successive periods.  The agreements do not provide that they may be terminated by the Company prior to the initial expiration date.  The agreements provide for one-time fees and recurring fees which aggregate a total of $22.0 million.  Approximately 60% of the fees are for one-time charges, while the balance is for recurring services.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integrated Healthcare Holdings, Inc.

By:	/s/ Steven R. Blake
Name:	Steven R. Blake
Title:	Chief Financial Officer

Date: July 8, 2011